As filed with the Securities and Exchange Commission on February 25, 2021
Registration No. 333-187467
Registration No. 333-203892

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 333-187467
Form S-8 Registration Statement No. 333-203892
Under
THE SECURITIES ACT OF 1933

ZAGG INC

(Exact name of registrant as specified in its charter) Delaware 20-2559624
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.) 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047
Address of Principal Executive Offices) (Zip Code) ZAGG Inc Amended and Restated 2013 Equity Incentive Award Plan, ZAGG Inc Employee Stock Purchase Plan
(Full title of the plan) Abby Barraclough 910 West Legacy Center Way, Suite 500 Midvale, Utah 84047
(Name and address of agent for service) (801) 506-7005
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES
These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of ZAGG Inc (the “Company”):

•Registration Statement No. 333-187467 registering shares of Common Stock issuable pursuant to the ZAGG Inc Amended and Restated 2013 Equity Incentive Award Plan, filed with the SEC on January 17, 2013; and

•Registration Statement No. 333-203892 registering shares of Common Stock issuable pursuant to the ZAGG Inc Employee Stock Purchase Plan, filed with the SEC on May 6, 2015.

On February 22, 2021, ZAGG Inc, a Delaware corporation (the “Company”), completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 10, 2020, by and among the Company, Zephyr Parent, Inc., a Delaware corporation (“Parent”), and Zephyr Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). At the closing, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements which remained unissued as of the effective time of the Merger. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of the Company's Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midvale, State of Utah, on February 25, 2021.
ZAGG INC

By:	/s/ Chris Ahern
Chris Ahern
CEO & Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.